Exhibit 14

EXECUTION COPY

RESTRICTED SHARE CONTRIBUTION AGREEMENT

RESTRICTED SHARE CONTRIBUTION AGREEMENT, dated as of March 7, 2006 (this “Agreement”), between Spyglass Merger Corp., a Delaware corporation (“Spyglass”) and Mark E. Woodward, an individual (the “Executive Co-Investor”). Unless expressly provided otherwise in this Agreement, capitalized terms defined in the Merger Agreement when used in this Agreement shall have the same meanings set forth in the Merger Agreement (defined below).

WHEREAS, the Executive Co-Investor entered into a Restricted Stock Purchase Agreement, dated as of June 16, 2005 (as may be amended from time to time, the “Restricted Stock Agreement”), with Serena Software, Inc., a Delaware corporation (the “Company”), pursuant to which shares of common stock, $0.001 par value per share, of the Company were granted to the Executive Co-Investor subject to the terms and conditions set forth in the Restricted Stock Purchase Agreement (the “Company Restricted Shares”);

WHEREAS, Spyglass entered into an Agreement and Plan of Merger, dated as of November 11, 2005 (as may be amended from time to time, the “Merger Agreement”), with the Company, pursuant to which, upon the terms and subject to the conditions set forth therein, Spyglass will merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement by Spyglass, the Executive Co-Investor entered into a letter agreement, dated as of November 11, 2005 (as may be amended from time to time, the “Management Agreement”), with Spyglass, pursuant to which the Executive Co-Investor agreed, among other things, to contribute Company Restricted Shares to Spyglass (the “Contribution”) in consideration of the issuance to the Executive Co-Investor of shares of the common stock, par value $0.01 per share, of Spyglass subject to the same terms and conditions as set forth in the Restricted Stock Agreement (“Spyglass Restricted Shares”); and

WHEREAS, the parties hereto desire to make certain agreements, representations, warranties and covenants in connection with the Management Agreement and the Contribution (collectively, the “Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

I	CONTRIBUTION

1.1. Contribution. At the Contribution Closing, upon the terms and subject to the conditions of this Agreement, the Executive Co-Investor hereby agrees to transfer, contribute and deliver to Spyglass the number of Company Restricted Shares opposite his name on Schedule I hereto (the “Contribution”). In consideration for the Contribution, Spyglass hereby agrees to issue at the Contribution Closing to the Executive Co-Investor the number of Spyglass Restricted Shares set forth opposite his name on Schedule II hereto (the “Executive Co-Investor Shares”).

1.2. Delivery of Contribution and Certificates. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 1.3 of this Agreement, the closing of the transactions contemplation hereby (the “Contribution Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 3330 Hillview Avenue, Palo Alto, California 94304, or at such other location as the parties may mutually agree, immediately prior to the Closing (as defined in the Merger Agreement). At the Contribution Closing, Spyglass will deliver to the Executive Co-Investor duly executed certificates, registered in the Executive Co-Investor’s name, representing the Executive Co-Investor Shares, against the transfer, contribution and payment to Spyglass of the Contribution (including the delivery of certificates evidencing the applicable number of shares of Company Restricted Shares with respect to the Executive Co-Investor duly endorsed to Spyglass), which shall represent payment in full for the Executive Co-Investor Shares.

1.3. Conditions to the Obligations of the Parties Hereunder. The obligations of the Executive Co-Investor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Spyglass and/or the Company, as applicable, of all of the conditions to the consummation of the Merger (as set forth in the Merger Agreement). Upon the satisfaction or waiver of such condition, the Executive Co-Investor shall have an unconditional and absolute obligation to consummate the transactions contemplated by this Agreement, whether or not there is a breach of any representation or warranty set forth herein or whether or not the parties have complied with their respective obligations to execute and deliver the agreements contemplated by Section 3.2.

1.4. Termination. This Agreement shall automatically terminate and the Transactions shall be abandoned if at any time prior to the Contribution Closing the Merger Agreement shall have been terminated in accordance with its terms. In the event of any termination of this Agreement as provided in this Section 1.4, this Agreement shall forthwith become wholly void and of no further force or effect (except Section 3.5 and Article IV) and there shall be no liability on the part of any parties hereto or their respective officers or directors, except as provided in such Section 3.5 and Article IV. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.

II	REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of Spyglass. Spyglass represents and warrants to the Executive Co-Investor as follows:

(a) Spyglass is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Spyglass of this Agreement and the agreements contemplated hereby, the performance by Spyglass of its obligations hereunder and thereunder, and the consummation by Spyglass of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Spyglass and, assuming the due execution and delivery thereof by the Executive Co-Investor, constitutes a legal, valid and binding obligation of

Spyglass, enforceable against Spyglass in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or in law).

(b) The execution, delivery and performance by Spyglass of this Agreement and the agreements contemplated hereby and the consummation by Spyglass of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to Spyglass or its properties or assets; (ii) violate the provisions of the certificate of incorporation or bylaws of Spyglass, as amended to date; or (iii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to Spyglass or its properties or assets.

(c) Except with respect to the filing contemplated by Section 3.3 hereto, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, governmental and quasi-governmental agencies, authorities and instrumentalities of competent jurisdiction) by Spyglass, in order (x) for this Agreement to constitute a legal, valid and binding obligation of Spyglass or (y) to authorize or permit the consummation by Spyglass of the issuance of the Executive Co-Investor Shares.

(d) The Executive Co-Investor Shares, when issued and delivered in accordance with the terms hereof and upon receipt of payment required to be made hereunder, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind (each, a “Lien”), except as may be otherwise set forth in the agreements contemplated by Section 3.2.

2.2. Representations and Warranties of the Executive Co-Investor. The Executive Co-Investor represents and warrants to Spyglass that:

(a) He is competent to, and has sufficient capacity to, execute and deliver this Agreement and the agreements contemplated hereby and to perform his obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Executive Co-Investor and, assuming the due authorization, execution and delivery of this Agreement by Spyglass, this Agreement constitutes the valid and binding obligation of the Executive Co-Investor, enforceable against the Executive Co-Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The execution, delivery and performance by the Executive Co-Investor of this Agreement and the agreements contemplated hereby and the consummation by the Executive Co-Investor of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to the Executive Co-Investor or his properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Executive Co-Investor or his properties or assets; or (iii) result in any breach of any terms or conditions, or constitute a default under, any contract, agreement or instrument to which the Executive Co-Investor is a party or by which the Executive Co-Investor or his properties or assets are bound.

(c) The Executive Co-Investor (i) is an “accredited investor” within the definition of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), (ii) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he is able to fend for himself, can bear the economic risk of the Executive Co-Investor’s investment in Spyglass and Serena, as the surviving corporation of the Merger, and has such knowledge and experience in financial and business matters that the Executive Co-Investor is capable of evaluating the merits and risks of the investment in the Spyglass Restricted Shares and can afford a complete loss of his investment, (iii) understands that no public market now exists for the Spyglass Restricted Shares and there is no assurance that a public market will ever exist for the Spyglass Restricted Shares and (iv) understands that the Spyglass Restricted Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Spyglass Restricted Shares or an available exemption from registration under the Securities Act, the Spyglass Restricted Shares must be held indefinitely.

III	OTHER COVENANTS

3.1. Merger Agreement. The parties hereto acknowledge and agree that Spyglass will have sole discretion with respect to (a) determining whether the conditions set forth in the Merger Agreement have been satisfied by the appropriate parties thereto and/or whether to waive any of such conditions pursuant to the terms of the Merger Agreement, and (b) the manner and timing of the Company’s compliance with the covenants applicable to the Company under the Merger Agreement.

3.2. Execution of Management Stockholders Agreement and Restricted Stock Agreement. Concurrently with the execution and delivery of this Agreement, each of Spyglass and the Executive Co-Investor agrees to execute and deliver (a) the Restricted Stock Agreement in the form set forth as Exhibit A hereto (the “Restricted Stock Agreement”), (b) the Participation Letter in the form set forth as Exhibit B hereto (the “Participation Letter”) and (c) the Management Stockholders Agreement in the form set forth as Exhibit C hereto (the “Management Stockholders Agreement”).

3.3. Amendment of Certificate of Incorporation of Spyglass. Spyglass agrees to amend its certificate of incorporation at or prior to the Closing to conform substantially to Exhibit C to the Merger Agreement (except with respect to the name of Spyglass).

3.4. Agreement to Cooperate; Further Assurances. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including providing information and using reasonable best efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings.

3.5. Fees and Expenses.

(a) In the event that this Agreement is terminated prior to the Closing (as defined in the Merger Agreement), the costs incurred by any party hereto in preparing this Agreement and in pursuing and negotiating the Transactions (including all attorneys’ fees and costs relating thereto and any antitrust filing fees not previously paid by the Company) will be paid by the party incurring such expenses; provided that the Executive Co-Investor may accept reimbursement for such expenses from the Company.

(b) In the event that the Closing (as defined in the Merger Agreement) occurs, Spyglass shall, simultaneously with the Closing, reimburse the Executive Co-Investor for his reasonable out-of-pocket fees and expenses incurred in connection with entering into and effecting the transaction (including all fees of attorneys, accountants, consultants and other advisors).

3.6. Notification of Certain Matters. Each party to this Agreement shall give prompt notice to the other party of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Contribution Closing and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 3.6 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by any party pursuant to this Section 3.6 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

3.7. Tax Treatment. Spyglass and the Executive Co-Investor agree that, for federal and applicable state income tax purposes, (a) Spyglass shall be treated as a transitory entity the existence of which is disregarded, (b) the contribution and share issuance described in Section I hereof shall be treated as transactions occurring between the Executive Co-Investor and the Company contemporaneously with the Merger and (c) the contribution of Company Restricted Shares by the Executive Co-Investor and the receipt of common stock, par value $0.01 per share, of the Company by the Executive Co-Investor pursuant to the Merger shall be treated collectively as a transaction governed by Section 1036(a) of the Internal Revenue Code of 1986, as amended.

IV	MISCELLANEOUS

4.1. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telegraph or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telegraphic notice, when delivered to the telegraph company, or, in the case of telex notice, when sent, answerback received, addressed as follows to Spyglass and the Investors, or to such other address as may be hereafter notified by the parties hereto:

(a) If to Spyglass, to it at the following address:

c/o Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, California 94025

Attn: David Roux

Telephone: (650) 233-8120

Telecopy: (650) 233-8125

with a copy to:

Simpson Thacher & Bartlett LLP

3330 Hillview Avenue

Palo Alto, California 94304

Attn: Richard Capelouto

Telephone: (650) 251-5060

Telecopy: (650) 251-5002

(b) If to the Executive Co-Investor, to him at the address set forth on the signature page hereto.

4.2. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state. Each of the parties by its execution hereof hereby (i) irrevocably submits to the jurisdiction of the federal and state courts located in the County of Santa Clara in the State of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other agreement contemplated hereby or relating to the subject matter hereof or thereof and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that any right or remedy relating to this Agreement or any other agreement contemplated hereby, or the subject matter hereof or thereof, may not be enforced in or by such court. Each of the parties hereby consents to service of process in any such proceeding in any manner permitted by the laws of the state of California, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.1 hereof is reasonably calculated to give actual notice.

4.3. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

4.4. Successors and Assigns. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

4.5. Successors and Assigns; Limitation on Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Any assignment or delegation in derogation of this provision shall be null and void.

4.6. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.7. Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

4.8. Survival. The representations and warranties contained herein will survive the Contribution Closing.

4.9. Amendments and Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Spyglass and the Executive Co-Investor. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the Party charged therewith.

4.10. Integration. This Agreement, the Management Agreement, the Participation Letter, the Restricted Stock Agreement, the Management Stockholders Agreement and the documents referred to herein and therein or delivered pursuant hereto or thereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement.

4.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

4.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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WITNESS WHEREOF, Spyglass and the Executive Co-Investor have executed this Agreement as of the day and year first above written.

SPYGLASS MERGER CORP.

By:

Name:
Title:

Name:

Address:

Telephone:
Telecopy:

[Signature Page to Restricted Share Contribution Agreement]

SPOUSAL CONSENT

In consideration of the execution of that certain Restricted Share Contribution Agreement, dated as of March 7, 2006 (the “Agreement”), by and between Spyglass Merger Corp., a Delaware corporation, and Mark E. Woodward (the “Executive Co-Investor”), I, _________________ , the spouse of Executive Co-Investor, have read and approve of the provisions of the Agreement and the Participation Letter, Restricted Stock Agreement and the Management Stockholders Agreement (each as defined in the Agreement) and do hereby join with my spouse in executing the Agreement and agree to be bound by and accept the provisions of the Agreement, the Participation Letter, the Restricted Stock Agreement and the Management Stockholders Agreement in lieu of all other interests I may have in the shares and securities subject thereto, whether the interest may be community property or otherwise.

Dated as of , 2006
Name:

[Signature Page to Restricted Share Contribution Agreement]

Schedule I

Number of Company Restricted Shares Contributed to Spyglass
Mark E. Woodward	126,000

Schedule II

Number of Spyglass Restricted Shares to be Issued to Executive Co-Investor
Mark E. Woodward	604,800

Exhibit A

Form of Restricted Stock Agreement

Exhibit B

Form of Participation Letter

Exhibit C

Form of Management Stockholders Agreement